Exhibit 5.2
                    August 21, 2006
Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067

Re:	Nabors Industries, Inc.’s and Nabors Industries Ltd.’s Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special United States counsel to Nabors Industries, Inc., a Delaware corporation (the “Company”), and Nabors Industries Ltd., a Bermuda exempt company (“Nabors”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $2,750,000,000 aggregate principal amount of the Company’s 0.94% Senior Exchangeable Notes due 2011 (the “Notes”) issued under an Indenture, dated as of May 23, 2006 (the “Indenture”), among the Company, Nabors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which, among other things, provides for the guarantee of the Notes by Nabors (the “Guarantee”) to the extent set forth in the Indenture. The Company issued the Notes pursuant to that certain purchase agreement (the “Purchase Agreement”), dated as of May 18, 2006, by and among the Company, Nabors and Citigroup Global Markets Inc. and Lehman Brothers Inc. The Notes are to be offered and sold by certain holders of the Notes.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act; (i) an executed copy of the Purchase Agreement; (ii) an executed copy of the Indenture; (iii) copies of the closing documents delivered in connection with the sale of the Notes, including a copy of the executed global note representing the Notes authenticated by the Trustee; (iv) the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (v) the By-laws of the Company, certified by an officer of the Company; (vi) certain resolutions adopted by members of the Board of Directors of the Company relating to the filing of the Registration Statement, the Indenture, the issuance of the Notes by the Company and related matters; and (vii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1, of the Trustee. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Nabors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, Nabors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions, we have relied upon oral or written representations and certifications by officers and employees of Company, Nabors and other appropriate persons, the representations and warranties made by the Company, Nabors and Citigroup Global Markets Inc. and Lehman Brothers Inc. in or pursuant to the Purchase Agreement, the Indenture, the Notes and the Guarantee. In rendering our opinions herein, we have assumed (i) that each of the parties (other than the Company) to the Indenture, the Notes, the Guarantee and the Purchase Agreement has full power, authority and legal right to enter into and perform its obligations thereunder, (ii) the due authorization, execution and delivery of the Indenture, the Notes, the Guarantee and the Purchase Agreement by the parties thereto other than the Company and (iii) the due authentication of the Notes by the Trustee. We have also assumed that the choice of New York law contained in the Indenture, the Notes, the Guarantee and the Purchase Agreement is legal and valid under the laws of any jurisdiction outside the State of New York relevant to such parties and that insofar as any obligation referred to herein is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York, its performance will not be illegal or ineffective in that jurisdiction by virtue of the law of that jurisdiction.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes have been duly authorized and are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, (iii) possible judicial action giving effect to foreign governmental actions or foreign law; (iv) that the enforceability of provisions exculpating or exempting a party from its own actions or inaction, to the extent the action or inaction involves gross negligence or willful misconduct, may be limited by the discretion of the court before which any proceeding may be brought; and (v) that we express no opinion relating to any waiver of objection to venue contained therein.
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company and Nabors of the Indenture and the performance by the Company of its obligations under the Notes and by Nabors of its obligations under the Guarantee do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties are subject, except that we do not make this assumption for those agreements and instruments which have been identified to us by the Company as being material to them and which are listed in Part II of the Registration Statement.
     We express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP